Exhibit 10.1

Personal and Confidential

Date:	November 8, 2018

To:	Vicky Creamer

From:	Luca Savi

Subject: Separation Memorandum

The purpose of this Separation Memorandum (the “Memorandum”) is to confirm our understanding regarding your severance arrangements and separation from employment with ITT Inc. and its affiliates (“ITT” or the “Company”) and summarize the effect of your separation on your benefits. The terms of this Memorandum and the ITT Severance Plan and Summary Plan Description will govern your severance arrangements and separation. In order to receive the severance payment and certain other benefits described herein, you must execute and not revoke the attached Separation Agreement and General Release of Claims (“Release”).

I.	Expiration of Service

You will continue to be employed as an active, full-time employee through January 4, 2019, (the “Separation Date”). You will be paid your current annual base salary of $385,000 through this active service period, in accordance with the Company’s standard payroll practices, procedures and dates. In addition, subject to the terms and conditions of this Memorandum, you and your eligible dependents will continue to participate in applicable ITT benefit plans through the Separation Date or as otherwise described herein.

II.	Severance Arrangements

A.

Severance Pay – Pursuant to the ITT Severance Plan and Summary Plan Description, following your Separation Date, you will be eligible for severance payments in the amount of 45 weeks of your base pay on the terms of the attached Release. ITT will make these payments in the form of severance pay on the regular payroll schedule starting on the later of the Separation Date and the date you execute this agreement and it becomes irrevocable (the “Severance Start Date”), through the Severance End Date, as defined below (such period, “Severance Period”). The last day of the Severance Period is November 15, 2019 and shall be referred to in this Memorandum as the “Severance End Date.” You will not be entitled to receive any other pay or any other compensation from ITT in connection with the termination of your employment from ITT, except as described in this Memorandum or in the attached Release.

All severance payments will be subject to applicable withholdings and taxes and you are solely responsible for all other taxes that may result from your receipt of the amounts payable to you under the Release. Neither the Company nor any of its affiliates makes or has made any representation, warranty, or guarantee of any federal, state or local tax consequences to you of your receipt of any benefit or payment described herein.

In the event of your death during the Severance Period, any remaining severance payments due to you will be paid to your estate.

B.	Annual Incentive (Bonus)

You will be eligible for your 2018 annual incentive bonus (calculated at your target percentage) from the period of January 1, 2018 to through December 31, 2018. The actual payout amount will be determined based on both (i) the Company financial performance for 2018 and (ii) an assessment of your performance determined by your manager during 2018, Denise Ramos, at her discretion. Your 2018 bonus will be payable in March 2019. You are not eligible for the 2019 bonus program.

C.	Outplacement Services

ITT shall pay for outplacement services with an ITT contracted outplacement service provider, or a provider of your choice, for a value of up to $30,000 to you or the provider beginning on or about the date of execution of this Release. This service will be provided for a 12 month period from the contracted date.

Effect of Disqualifying Conduct on Eligibility for Severance and Benefits

For the purposes of this Memorandum, the term “disqualifying conduct” means (i) any direct violation of the ITT Code of Conduct which every employee has been given as our expected standard of ethics and behavior; or (ii) any slander, defamation, disparagement or other conduct to intentionally injure the reputation of ITT, its subsidiaries or affiliates, or its officers, directors, employees, agents, representatives or products. The decision as to whether you have engaged in disqualifying conduct during the Severance Period shall be determined in the sole discretion of ITT’s Senior Vice President, General Counsel and Chief Compliance Officer. Notwithstanding anything contained in this Memorandum or in the attached Release, in the event that you engage in disqualifying conduct during the remainder of your employment with ITT, your employment may be immediately terminated for “cause” in which case you will no longer be entitled to severance payments or other benefits covered by this Memorandum or in the Release and any equity or long-term incentive awards will be forfeited to the extent consistent with the terms of those awards.

ITT agrees that to this date, the Senior Vice President, General Counsel and Chief Compliance Officer is not aware of any disqualifying conduct that has occurred.

III.	Restricted Stock Unit Awards

Your restricted stock unit awards will operate in accordance with the corresponding award agreement terms and your departure from the Company will be deemed a “Separation from Service by the Company for Other than Cause.” Please see Exhibit A for a listing of your restricted stock unit awards and their treatment.

For purposes of calculating prorated vesting, your employment period shall be deemed to continue until the Separation Date. Vesting shall occur as of the Severance Start Date. The unvested portion of any grant will be forfeited as of the Separation Date.

IV.	Stock Option Awards

Your stock option awards will operate in accordance with the corresponding plan award agreement terms and your departure from the Company will be deemed an “Other Termination by the Company.” Please see Exhibit A for a listing of your stock option awards and their treatment.

You may exercise your stock options, until your Separation Date, to the extent they are currently exercisable or become exercisable prior to the Separation Date (provided that no stock option shall be exercisable beyond its original full term). For purposes of calculating prorated vesting of your options and the exercise periods thereof, your employment period shall be deemed to continue until the Separation Date. You will have the earlier of the option expiration date or three months from the Separation Date to exercise vested option grants or they will be forfeited. The unvested portion of any grants will be forfeited as of the Separation Date.

V.	Long-Term Incentive Plan

You will be eligible to receive payment for your outstanding Performance Share awards granted in 2016, 2017 and 2018, following the completion of the applicable performance period in accordance with the corresponding award agreement terms and your departure from the Company will be deemed a “Termination by the Company for Other than Cause.” Please see Exhibit A for a listing of your long-term incentive plan awards and their treatment.

For purposes of calculating prorated vesting, your employment period shall be deemed to continue until the Separation Date. The unvested portion of any grant will be forfeited as of the Separation Date.

The ultimate value, if any, of your outstanding performance share awards awards will be determined based on the terms of those awards and subject to approval by the Compensation and Personnel Committee of the Board of Directors. Further, the terms of the ITT 2011 Omnibus Incentive Plan shall prevail.

VI.	Post-Employment Purchase and Sale of ITT Stock

After your Separation Date and the subsequent expiration of the year-end trading black-out period, which is expected to end on or about February 18, 2019, you will no longer be subject to the requirement for the prior approval before the purchase or sale of ITT stock. You may continue to clear any transaction with respect to such stock with the Company’s legal department. You are also subject to the securities laws and ITT’s insider trading policies with regard to any transaction you effect while in possession of material non-public information regarding stock.

VII.	Vacation

You will receive a lump sum payment for any accrued but unused vacation for 2019. Accrued vacation will be based upon your Separation Date. Payment, if any, will be made in a lump sum and included with your final paycheck. Any vacation time that was used but not yet accrued will be deducted from your severance payments. Please note that payment for unused vacation will not count for any purpose under any employee benefit plan (except to the extent provided under the written terms of the plan).

VIII.	Benefit Plan Eligibility

During the active service period and as otherwise described herein, your eligibility for certain employee benefit plans shall be as outlined in subsequent paragraphs of this Memorandum, subject to the written terms of the specific plans as contained in the various plan documents. You will not be entitled to any benefits or perquisites not specifically covered in this Memorandum.

IX.	Retirement Benefit Plans

A.

Retirement Savings Plan and Supplemental Retirement Savings Plan – You are eligible to participate in the ITT Retirement Savings Plan and may also be eligible to participate in the Supplemental Retirement Savings Plan, in each case, through your Separation Date, but not thereafter, subject to the rules governing these plans.

B.

Retirement Savings Plan Loan(s) – If you have an outstanding loan from the Retirement Savings Plan, you must call the Empower Retirement Service Center at 1-800-345-2345 to discuss your options with respect to your outstanding loan(s). Under the Plan, a member has 90 days from their Separation Date to repay an outstanding loan. If you do not contact the Empower Retirement Service Center and submit your loan repayment in full within the required 90 day period, the loans will be defaulted, which becomes a taxable event.

C.

Deferred Compensation Plan – If you are eligible to make deferrals in the ITT Deferred Compensation Plan, you may designate future deferrals through your Separation Date, but not thereafter. Distributions will be made in accordance with the Plan Document.

X.	Health and Welfare Plans

A.

Medical, Dental and Vision Plans – You are eligible to continue coverage under the same terms as an active employee until the last day of the month in which your Separation Date occurs. You may be eligible to elect COBRA coverage the first day of the month after your Separation Date. Information regarding this optional coverage will be sent to you by ITT’s third party Administrator.

If you elect COBRA coverage and satisfy the requirements set forth in the ITT Severance Plan and Summary Plan Description, for a period of six (6) months following your Separation Date, ITT agrees to subsidize your healthcare coverage under COBRA by paying for the portion of your COBRA premium for medical, dental and/or vision coverage, if any, that exceeds the premium you would have paid for such coverage had your employment with ITT continued during such period. The contact number for the COBRA Service Center at BenefitConnect is 877-292-6272 and the website is: https://cobra.ehr.com.

B.

Flexible Spending Account Plan – If you are currently enrolled in this program, and you are eligible to participate in the ITT Flexible Spending Account Plan after separation from service, an election of continuous coverage must be made through COBRA. If an election is not made your coverage will end on the last day of the month in which your employment ends. You will be able to request reimbursement for claims incurred prior to your coverage end date. You must submit claims within 90 days after your coverage end date.

C.

Healthcare Reimbursement Account – If you are currently enrolled in this program, and you are eligible to participate in the Health Reimbursement Account after separation from service, an election of continuous coverage must be made through COBRA. If an election is not made your coverage will end on the last day of the month in which your employment ends. You will be able to request reimbursement for claims incurred prior to your coverage end date. You must submit claims within 90 days after your coverage end date.

D.

Health Savings Account – This is your account. You can continue to contribute on an after tax basis as long as you are a participant in a qualified high deductible health plan (either through ITT’s CDHP offering or through the individual marketplace). Please consult your tax advisor.

E.

Group Life Insurance – Coverage under this plan ceases on the last day of the month following your Separation Date. You will be eligible to convert the remainder without a medical examination, providing you do so within 31 days of the end of coverage. If you are interested in converting your group coverage, you must meet with a licensed MetLife Financial Services Representative, provide the conversion form that you will receive from ITT, and complete an application. Call 1-877-ASKMET7 (1-877-275-6387) or e-mail solutions@metlife.com to begin this process.

F.	Short-Term Disability Insurance – Coverage under this plan ceases on the Separation Date.

XI.	Voluntary Benefits

A.	Accidental Death and Dismemberment Insurance and Voluntary Business Travel and Accident Insurance – Coverage in these two programs ceases as of your Separation Date.

B.

Supplemental Life Insurance – If you elected supplemental life insurance during your active service period, you may convert this to an individual policy provided that you make that election and complete the required application within the time period specified in the materials that you will receive from the insurance company, which is generally within 31 days of your Separation Date. You may also call MetLife at 1-877-ASK-MET7 (1-877-275-6387) or visit www.metlifeadvice.com to begin this process. If you do not convert this to an individual policy, coverage will cease as of your Separation Date.

C.

Long-Term Disability Insurance – If you participate during the active service period, coverage under this plan ceases on the Separation Date. If you had LTD coverage while employed you have an option to convert coverage on a direct bill basis after your Separation Date. Please contact Met Life at 1-800-929-1492, prompt 5 to discuss converting this coverage. Please note you must finalize your election with Met Life within 31 days of the date of your Separation Date.

D.	Commuter Program – If you are currently enrolled in this program, the ability to participate ceases on the Separation Date.

XII.	Tax Matters

A.

Payroll Deductions – To the extent applicable, payroll deductions and benefit plan elections currently authorized by you, as well as appropriate tax withholding, will continue during the active service period and the severance pay period. If you wish to change the deductions or an election at any time during the active service period or severance pay period, please contact the Human Resources or Payroll departments.

B.

Section 409A – This Release is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, and this Release shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. However, nothing in this Release is intended to transfer liability for any tax or penalty from you to ITT, another person, or another entity.

C.

Executive Benefits: Financial Planning and Tax Preparation Services Reimbursement – You will receive reimbursement of actual costs incurred for financial planning for 2019 up to an aggregate of $15,000. Your request for reimbursement must be received by the Company no later than March 30, 2019 and payment will be made to you within 60 days.

XIII.	Expenses

If you have any outstanding US Bank and/or cash business expenses, they should be cleared through your Concur expense account.

Separation Agreement and General Release of Claims

The Separation Agreement and General Release of Claims (“Release”) is made and entered into by and between ITT Inc. (“ITT” or the “Company”) and Victoria Creamer (referred to herein in the first person). In consideration of the mutual promises contained herein, it is agreed as follows:

1.

Incorporation of Memorandum. I will be employed with ITT up through the Separation Date set forth in the Separation Memorandum (the “Memorandum”), to which this Release is attached. After my Separation Date, I will receive the severance arrangements and other benefits described in the Memorandum. I understand that if I do not sign this Release, or I revoke my signature during the prescribed period, I will not be eligible to receive the severance arrangements and other benefits outlined in the Memorandum. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Memorandum.

2.	Release of Claims. In exchange for the severance arrangements set forth in the attached Memorandum, I agree to the following:

a)

I am not eligible and will not receive any compensation, fringe benefits or employee benefits or any pay in lieu of notice or any severance or termination pay except as provided in the Memorandum. I agree and acknowledge that the severance arrangements set forth in the Memorandum represent good and sufficient consideration for all of my promises, obligations, and covenants set forth in this Release.

b)

On behalf of myself and my heirs, executors, administrators, personal and legal representatives, successors and assigns (“Releasors”), I waive, release and forever discharge ITT, its current and former subsidiaries, affiliates, divisions and related entities and their predecessors, successors and assigns, and all of their past and present officers, directors, shareholders, agents, representatives, administrators, employees, and benefit plans (collectively “Releasees”) from any and all claims, demands, debts, liabilities, obligations, expenses (including attorney’s fees and costs), promises, covenants, controversies, grievances, claims, suits, actions or causes of action, in law or in equity, known or unknown to me, foreseen or unforeseen, contingent or not contingent, liquidated or not liquidated, which I may have had in the past, may have now, or may in the future claim to have against Releasees arising with respect to any incident, event, act or omission occurring at any time prior to my signing of this Release. This Release shall not operate as a release or waiver of claims or rights that may arise after the date of its execution, for vested benefits or other applicable benefit plan entitlements, for indemnification pursuant to Company policy or applicable law, for coverage under any directors’ and officers’ personal liability or any fiduciary liability, insurance policy in accordance with the terms of such policy, or any rights I may have as a shareholder in a public company (collectively, the “Reserved Rights”) and this Release shall not affect my right to seek enforcement of the terms and conditions of this Release.

c)

This Release specifically includes, but is not limited to, any and all claims and causes of action arising under tort or contract law or specific statutes prohibiting discrimination and retaliation in employment, including, without limitation, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Equal Pay Act, or any other federal, state, city, or local laws.

d)

In consideration of the benefits provided to me under the Memorandum and this Release, I agree to waive and will not assert any of the claims or causes of action that I have waived in this Release before any federal or state court, any federal or state agency, or in any public or private arbitration. This prohibition does not apply if it would be a violation of applicable law or regulation. If this prohibition does not apply, however, and a charge or lawsuit is filed by me or on my behalf, I agree not to seek or accept any personal relief, award, monetary damages or other benefits in connection with or based on such charge or lawsuit. This paragraph is not intended to limit my right to commence and maintain legal action for the sole purpose of enforcing this Release or the Reserved Rights.

e)

If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which I or any other Releasee identified in this Release is a party.

3.

No Future Benefits. After my Separation Date, I will receive no future benefits, compensation or perquisites (including, but not limited, to severance pay and benefits) from ITT except as set forth in the Memorandum.

4.

Confidentiality. Except as may be required under applicable law or the rules of a stock exchange or national securities quotation system, I agree to keep this Release confidential and not to disclose its contents to anyone except my immediate family, my financial or legal consultants, and appropriate governmental agencies that require this information.

5.

Non-Disparagement. I agree not to slander, defame, disparage or otherwise intentionally injure the reputation of ITT, its subsidiaries or affiliates or its officers, directors’ employees, agents, representatives, and products.

6.

Cooperation. As indicated in the Memorandum, I will continue to be employed as an active, full-time employee through my Separation Date. During such time I will continue to perform my job consistent with my current responsibilities, or with such other responsibilities as my supervisor shall advise. I agree to provide during this time period my full and complete cooperation to my supervisor and other ITT employees to document my responsibilities and to assist in the creation of a transition plan and the orderly transition of my responsibilities. I also agree to assist and cooperate with ITT as reasonably requested during the Severance Period in order to ensure the orderly transition of my responsibilities. In addition, I agree to assist and cooperate with ITT as reasonably requested with respect to any pending or future inquiries, challenges, charges or other proceedings by governmental authorities, or other actions, litigations, arbitrations or disputes or dispute resolutions (“Actions”) concerning matters involving facts or events that arose during the period of my employment with ITT (including, but not limited to testifying, and/or otherwise providing written or oral responses, depositions or other evidence) at or in connection with any pending and/or future Actions. I agree this obligation continues after my Separation Date. ITT agrees to reimburse me for all reasonable and actual out of pocket expenses I incur to cooperate with ITT as set forth in this provision. Nothing in this Release is intended to: (a) limit my ability to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation concerning facts or events that arose during the period of my employment with ITT; or (b) create any obligation on my part to inform ITT about the fact or substance of any communications I may have with any governmental authorities in connection with any pending and/or future actions. I understand that if I do not comply with the terms of this paragraph, or any other requirements herein, that I will no longer be eligible to receive severance payments under this Release and I will be required to return any such payments already made to me to ITT.

7.

Return of Property. I agree that by the Separation Date I will return to ITT all property which has been entrusted to me during my tenure with ITT, including but not limited to any and all physical equipment, (such as computer, cell phone, credit/access/telephone cards, keys), documents and electronic information belonging to ITT, including any confidential or proprietary information, or any copies derivations thereof. I also agree that ITT shall have the right to access all documents and emails in any form from my computer, cell phone (including my personal cell phone if it contains work-related data) and work-issued devices, and that there is no expectation or right to privacy with respect to documents, emails memoranda or other files on such devices.

8.

Unemployment Benefits. ITT agrees that it will not actively contest a claim filed by me for unemployment benefits; however, nothing contained herein will preclude ITT from truthfully and accurately responding to any request for information from the applicable department of labor.

9.

Non-Solicitation of Employees. For a period of twelve (12) months following the Separation Date, I agree that I will not, directly or indirectly, hire, solicit, induce, attempt to induce or assist others in attempting to induce any employee of ITT with whom I have worked or had material contact with, during the twelve (12) month period immediately preceding the termination of my employment, to leave the employment of ITT or to accept employment or affiliation with (including as a consultant) any other company or firm of which I have become an employee, owner, partner or consultant.

10.

Non-Solicitation of Customers and Suppliers. For a period of twelve (12) months following the Separation Date, I agree that I will not, directly or indirectly, divert or attempt to divert or assist others in diverting any business of ITT including by soliciting, contacting or communicating with any customer or supplier of ITT with whom Employee has direct or indirect contact or upon termination of employment has had direct or indirect contact during the twelve (12) month period immediately preceding my date of termination with the Company.

11.

Entire Agreement. ITT and any Releasee shall not be liable for any other monies or payment to me or on my behalf other than as described in this Release and the Memorandum. This Release and the Memorandum, which is incorporated herein, contain the entire agreement between me, ITT, and all Releasees relating to the subject matter herein. This Release fully supersedes any and all prior agreements or understandings, whether oral or written.. I represent and acknowledge that in signing this Release, I have not relied upon any representation or statement, oral or written, not set forth herein. No amendment to this Release shall be binding unless it is in writing, expressly designated as an amendment, dated, and signed by the parties.

12.

No Admission of Liability. Nothing in this Release constitutes an admission of liability by ITT or any Releasee or me, and this Release will not be used by me, ITT or any other entity or person as evidence in any proceeding or trial, except to enforce the terms of this Release or the Reserved Rights.

13.

Choice of Law and Forum; Severability. This Release shall be construed in accordance with the laws of the State of New York. ITT and Releasee agree that any lawsuit related to this Agreement will be brought in a federal or state court in White Plains, New York. ITT and the Releasee agree to waive their right to trial by jury. Should any portion of this agreement be ruled void or unenforceable, such ruling will not affect the enforceability and effect of the remaining provisions of this Agreement. However, should Paragraph 2 be ruled void or unenforceable, all remaining provisions of this Agreement will likewise be ruled void or unenforceable.

14.	Assignment. This Release shall be binding upon, and assumed by, the successors and assigns of ITT.

15.	Ongoing Obligations.

I acknowledge that after my separation from employment I will have a continuing obligation to comply with the ITT Confidentiality, Non-Compete, Non-Solicit and Intellectual Property Assignment Agreement executed by me as a condition of my employment, a copy of which is attached as Exhibit B.

16.	Representations and Acknowledgements.

a)

I affirm that I have not filed, caused to be filed, and am not presently a part of any claim, complaint, or action against the Company in any forum or form, nor do I have any knowledge or reason to believe that anyone else has filed such a charge or complaint on my behalf, including the types of claims set forth above, and also including any claims under the Family Medical Leave Act and/or the Fair Labor Standards Act, or any similar state or local laws, nor do I have any unasserted claims pursuant to a qualified employee retirement or other benefit plan. While this Release is not intended to interfere with my right to file a charge or complaint with or to testify, assist or participate in any investigation in an administrative agency in connection with any claim I believe I may have against any of the released parties, I acknowledge, understand and agree that if I should file such a charge or complaint, or testify, assist or participate in any matter, or if any agency shall ever assume jurisdiction against the Company on my behalf, I will not accept any benefit or remedy which may be awarded as a result of such charge(s) or complaint(s).

b)

I further warrant, represent and affirm that I (i) was permitted to take and did take all breaks I was entitled to during my employment with the Company, and that (ii) I have been fully and properly paid for all hours I have worked for the Company and/or have received all compensation, wages, back pay, accrued vacation and other accrued hours, bonuses, and/or benefits to which I may be entitled under all applicable state and federal laws and that no other compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in this Release.

c)

I acknowledge that this Release is not intended to prohibit me from filing, in good faith, for and from receiving workers’ compensation benefits from the Company’s workers’ compensation carrier for compensable injuries incurred during and in relation to my employment. That said, in executing this Release, I affirm that I am not aware of any work-related injuries for which I do not already have a pending claim for workers’ compensation benefits.

17.

End Date; Effect of Rehire. I acknowledge that my employment with the Company will end on the Separation Date. If I am re-hired by the Company during the Severance Period, all severance pay shall cease upon the date of hire.

18.

Enforcement; Attorneys’ Fees. Should either party be required to bring a legal action to enforce the terms of this Agreement, including the terms of the release, the prevailing party in such action shall be entitled to receive its attorneys’ fees and costs incurred in bringing such action.

I acknowledge and agree that: (i) I have been advised in writing to consult with an attorney before signing this Release; (ii) I have been provided at least 21 days from my receipt of this Release to review and consider it; (iii) as a result of executing this Release, I am receiving benefits beyond those to which I am entitled; (iv) I actively participated in the negotiation of the terms and conditions of this Release; (v) I fully understand those terms and conditions; (vi) I am voluntarily and of my own free will executing this Release on the date reflected below; and (vii) during a period of seven (7) days following my execution of this Release, I may revoke the Release and this Release shall not be effective or enforceable until such seven-day period has expired. Should I desire to revoke this Release, my revocation must be in writing and addressed to Maurine Lembesis, Vice President and HR Business Partner, 1133 Westchester Ave., White Plains, NY 10604, within the seven-day revocation period. I agree that any modifications, material or otherwise, made to this Agreement and Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

Both original executed Release(s) must be returned to Maurine Lembesis, Vice President and HR Business Partner. Once signed by ITT, one original will be returned to the employee.

I have carefully read this Release, fully understand its provisions, and my signature below indicates my understanding and agreement with its terms and conditions.

EMPLOYEE: Victoria Creamer

/s/ Victoria Creamer
Employee’s Signature

EMPLOYER: ITT Inc.

/s/ Maurine Lembesis
Maurine Lembesis

Exhibit A – EMPLOYEE EQUITY

RSUs:

•	Unvested RSUs are prorated based on months worked during the vesting period.

•	Vested RSUs will be issued within 30 days after the Severance Start Date.

Award Date	Shared Granted	Prorated Months (over 36 month period)	Shares Vesting Upon Separation
02/26/2018	3,615	10	1,004
02/23/2017	4,500	22	2,750
02/19/2016	2,765	34	2,611

Stock Options:

•	Unvested stock options are prorated based on months worked during vesting period.

•	Please refer to Section IV above for the cancellation treatment of vested options.

Award Date	Grant Price	Options Granted	Prorated Months (over 36 month period)	Options Exercisable Upon Separation
2/19/2016	33.01	10,050	34	9,492

PSUs:

•	Unvested target PSUs are prorated based on months worked during the three-year performance period.

•	The actual number of PSUs issued, if any, will be based on achievement of performance targets and released in February/March after the end of each respective performance period.

Award Date	Target Shares	Prorated Months (based on 36 month period)	Prorated Target Shares
02/26/2018	3,730	12	1,243
02/23/2017	4,675	24	3,117
02/19/2016	5,790	Full vesting — actual shares issued based on performance score	5,790